Exhibit 10.4

Chindex International Inc.

Annual Executive Management Incentive Program (EMIP)

For the Fiscal Year Ending December 2013

Recognizing that the principal reason for the existence of a corporate entity is to increase shareholder wealth and that this generally translates into the maximization of financial return over time and is or should be the primary goal of a publicly held corporation, Chindex International Inc. (Parent Company) has adopted this Executive Management Incentive Program (EMIP) to help align remunerative management incentives with the interests of the company’s shareholding public.

Enrollment

The executive Officers of the Parent Company are automatically enrolled in and are beneficiaries of this EMIP. They are the Chief Executive Officer (CEO), the Chief Operating Officer (COO), the Chief Financial Officer (CFO) and the Executive Vice President (EVP – acting CML COO) in charge of the Chindex Medical joint-venture.

Weighting

The Plan is based on Annual Objective Performance Criteria (AOPC). Incentive payout is based on the achievement of financial growth objectives as defined in the AOPC. Additional payouts may be awarded individual executives at the discretion of the committee based on the achievement of non-financial goals or other criteria as explained below.

Annual Objective Performance Criteria

The metric of annual performance related to the Financial Objectives is weighted between the following components: 1) achievement of Chindex budgeted revenue, 2) achievement of Chindex budgeted adjusted EBITDA, and 3) achievement of budgeted Chindex level equity interest in CML earnings. Incentive payments to executives shall be calculated in accordance with the following table. Such incentive payments, if earned, shall be paid as soon as practical following the close of the Company’s fiscal year. The incentive payments for each of the participants shall respectively be based on achievement of the 2013 budgeted Company objectives and the 2013 budgeted CML contribution as shown below:

	Performance Weighting
	Revenue	EBITDA	CML	Total
CEO	45%	45%	10%	100%
COO	40%	40%	20%	100%
CFO	50%	50%	0%	100%
CML-COO	40%	40%	20%	100%

	Performance Matrix
	EMIP Performance
Performance Compared to Budget	Revenue	Ebitda	CML
110%	140%	140%	140%
100%	100%	100%	100%
90%	60%	60%	60%
Below 90%	0%	0%	0%

Calculation

The achievement levels (“AIP Achievement”) by metric are applied to the Performance Weighting by metric to calculate a percentage of target award earned. This percentage is applied to the target award to determine the award earned.

Non-financial Objectives, if any

Apart from the payouts based on the annual Objective Performance Criteria shown above, a cash payout may be granted to an individual at the discretion of the Compensation Committee based on achievement of agreed non-financial objectives, on extraordinary efforts or achievements during the relevant fiscal year or in acknowledgement of certain possible events altogether beyond the control of the executives which prevents complete achievement of quantified goals.

Non-financial Objectives
Failure to timely complete	0.0%
Partial Completion	10% to 15%
All Timely Completed	20%

Compensation Committee Determination

The determination of meeting any annual performance criteria shall be made in the sole judgment of the compensation committee based on year-end financial information provided by management, which determination shall be made as soon as practical after the audited closing of the fiscal year. Entitlement to any payments under this EMIP shall be contingent on the participants being employed by the company on the date of such determination.

Target Award Levels as % of Salary*
CEO Roberta Lipson	40%
CFO Robert Low	25%
COO Larry Pemble	40%
COO Elyse Silverberg	40%

*	Total Actual Base Salary received during Fiscal Year 2013

Sample Calculation (excluding Non-Financial Objectives which would be additional)

	Example Calculation for CEO
	Revenue	EBITDA	CML	Total
a. Result	140%	100%	60%
b. Weighting	45%	45%	10%

a x b (Weighted Result)	63%	45%	6%	114%

	Target Award as % Salary			40%
				114%
	Award as % Salary			45.6%